Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BIOTA ANNOUNCES RESTRUCTURING PLAN

ATLANTA, GA – June 2, 2014 - Biota Pharmaceuticals, Inc. (NASDAQ:BOTA, the “Company”) today announced that following the completion of an operational review of the Company, its Board of Directors has adopted a plan to restructure the Company’s operations. The adoption of the plan was the result of a recent decision by the Department of Health and Human Services Office of Assistant Secretary for Preparedness and Response (ASPR) Biomedical Advanced Research and Development Authority (BARDA) to terminate its contract with the Company for the convenience of the U.S. Government. This contract was supporting the development of laninamivir octanoate, a long-acting neuraminidase inhibitor (LANI), for the treatment of uncomplicated influenza A and B.

Immediate actions resulting from the adoption of this plan will involve a re-alignment of the Company’s operations and resources. Specifically, the Company plans to reduce its workforce by approximately two-thirds over the next six to nine months and close its Melbourne, Australia facility by June 30, 2015. The Company anticipates recording an estimated total charge of approximately $5.0 - $5.5 million over this and the next several quarters in association with this restructuring plan. Upon expected completion of the plan in the first half of 2015, the Company estimates its annual, ongoing research and development and general and administrative overhead costs will be reduced by approximately $8.0 - $10.0 million from current annualized levels.

In the near-term the Company intends to focus its efforts on its late-stage clinical assets, namely LANI and vapendavir, as well as preclinical compounds being developed for the treatment of respiratory syncytial infections (RSV). The Company anticipates data that will inform on the possible next steps in the development of each of these respective programs will be available in the third quarter. Further, the Company anticipates exploring alternative business development and/or financing arrangements that could facilitate the continued development of LANI in later-stage clinical trials.

“We believe that these operational changes, while very unfortunate and difficult to make, will more closely align our ongoing fixed costs with our expected revenues going forward and allow us to continue to support our later-stage clinical and preclinical programs,” stated Russell Plumb, President and Chief Executive Officer of Biota Pharmaceuticals, Inc.

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of products to prevent and treat serious and potentially life-threatening viral respiratory infectious diseases. The Company currently has two Phase 2 clinical-stage product candidates: laninamivir octanoate, which the Company is developing for the treatment of influenza A and B infections under an IND in the United States; and vapendavir, a potent, oral broad spectrum capsid inhibitor of enteroviruses, including human rhinovirus, which is being developed to treat patients with underlying respiratory illnesses, such as asthma and chronic obstructive pulmonary disease (COPD). In addition to these late-stage clinical development programs, the Company has preclinical programs focused on developing oral antivirals for the treatment of respiratory syncytial virus infections. For additional information about the Company, please visit www.biotapharma.com.

Biota Pharmaceuticals, Inc.   ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009 ♦ Tel: (678) 221-3343

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties. Any statements that are not historical facts may be deemed to be forward-looking statements, including statements related to Company’s intent to focus its near-term efforts on LANI, vapendavir, and its preclinical RSV compounds, the anticipated time in which data from these programs that will inform on possible next steps may be available, the Company’s intent to explore alternative business development and/or financing arrangements for LANI, the estimated amount of anticipated total charges to be recorded related to the restructuring plan and the timing thereof, the estimated reduction in annual ongoing overhead costs as a result of the restructuring plan, and the Company’s belief that the operational changes will more closely align its ongoing fixed costs with expected revenues going forward and allow it to continue to support its later-stage clinical and preclinical programs. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by the forward-looking statements, including: the Company, the FDA or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of laninamivir octanoate or vapendavir at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; the Company’s ability to obtain the necessary financial resources or enter into a business development arrangement to continue the development of laninamivir octanoate; the Company’s ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations upon which it relies to assist in the design, development and implementation of the clinical development of laninamivir octanoate and vapendavir, future changes in the Company’s strategy and the implementation of those changes; the Company’s ability to successfully manage its expenses, operating results and financial position in line with its plans and expectations, and other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the U.S. Securities and Exchange Commission, or SEC, on September 27, 2013 and its Form 10-Q’s as filed with the SEC on November 12, 2013, February 10, 2014 and May 12, 2014.

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc.

Contacts:

Russell H. Plumb

Chief Executive Officer

(678) 221-3351

r.plumb@biotapharma.com

Lee M. Stern

The Trout Group

(646) 378-2922

lstern@troutgroup.com

Biota Pharmaceuticals, Inc.   ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009 ♦ Tel: (678) 221-3343